Casey's General Stores (Q4 FY 2018 Earnings) June 12, 2018

Corporate Speakers:

•	Bill Walljasper; Casey's General Stores, Inc.; SVP, CFO

•	Terry Handley; Casey's General Stores, Inc.; President, CEO

Participants:

•	Chris Mandeville; Jefferies LLC; Analyst

•	Ryan Gilligan; Barclays Capital; Analyst

•	Ben Bienvenu; Stephens Inc.; Analyst

•	Irene Nattel; RBC Capital Markets; Analyst

•	Chuck Cerankosky; Northcoast Research; Analyst

•	David Lantz; BMO Capital Markets; Analyst

•	Damian Witkowski; Gabelli & Co.; Analyst

•	Ryan Domyancic; William Blair & Company; Analyst

•	Ben Brownlow; Raymond James & Associates, Inc.; Analyst

•	Bonnie Herzog; Wells Fargo Securities, LLC; Analyst

•	Unidentified Participant

PRESENTATION

Operator: Welcome to the Q4 fiscal year 2018 Casey's General Stores earnings conference call.

(Operator Instructions)

As a reminder, this conference call is being recorded.

I would now like to turn the conference room to Mr. Bill Walljasper, CFO. Sir, you may begin.

Bill Walljasper: Thank you for joining us to discuss Casey's results for the year and quarter ended April 30. I'm Bill Walljasper, Chief Financial Officer. Terry Handley, President and Chief Executive Officer, is also here.

Before we begin, I'll remind you that certain statements made by us during this investor call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include any statements related to our possible or assumed future results of operations, business strategies, growth opportunities, and performance improvements at our stores.

There are a number of known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from any future results expressed or implied by those forward-looking statements, including our ability to execute on the value creation plan or to realize benefits from that value creation plan, as well as other risks, uncertainties, and factors which are described in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as filed with the SEC and available on our website.

Any forward-looking statements made during this call reflect our current views as of today with respect to future events. And Casey's disclaims any intention or obligation to update or revise forward-looking statements whether as a result of new information, future events, or otherwise.

This morning, Terry will first take a few minutes to summarize the results of the fourth quarter, and then provide an update on the progress with our value creation plan announced last quarter, as well as our outlook for fiscal 2019. We will then open for questions about our results and outlook for this year.

I'd now like to turn the call over to Terry to discuss our results.

Terry Handley: Thank you, Bill, and good morning, everyone. As Bill said, I will share a brief overview of the quarter. And, in summary, we have made significant progress in implementing our value creation plan to position Casey's for continued growth. Nevertheless, a lower fuel margin and unfavorable weather and continued macro-economic challenges in our marketing region were headwinds to our results during the quarter.

Diluted earnings per share for the fourth quarter were $0.51 compared to $0.76 a year ago. For the year ended April 30, 2018, diluted earnings per share were $8.34 compared to $4.48 for the same period a year ago. Adjusted for the benefit from the Tax Reform Act, earnings per share in fiscal 2018 would have been $3.81.

In the fuel category, growth in same-store gallons sold continued to outpace growth in miles driven as reported by the United States Department of Transportation and our publicly traded peers. For the fourth quarter, same-store gallons sold increased 2%. We believe that the combination of challenging weather and the strategic decision we made in the fourth quarter to reduce the number of 24-hour locations adversely impacted same-store gallons.

Total gallons sold for the quarter rose 7.2% to over 532 million. The average retail price of fuel during this period increased over 12% to $2.48 per gallon compared to $2.21 for the same period last year. Throughout most of the quarter, we experienced an increase in wholesale fuel costs which pressured the margin, resulting in an average fuel margin of $0.163 per gallon for the quarter compared to $0.172 a year ago in the same period. The lower fuel margin compared to a year ago represents an impact to earnings per share of approximately $0.09.

Same-store gallons sold for the year were up 2.3%, with an average margin of $0.185. Total gallons sold for the year were up 6.6% to 2.2 billion. Same-store gallons and margins thus far in the first quarter are trending within our annual guidance.

In the grocery and other merchandise category, total sales were up 2.4% to nearly $512 million in the fourth quarter. The combination of weather and the reduction in 24-hour locations adversely impacted the same-store sales, resulting in same-store sales being down 0.4% for the quarter. Despite these, industry data shows that we continued to gain market share in this category. The average margin in the quarter rose 10 basis points to 31.2% compared to the fourth quarter a year ago. For the year, same-store sales were up 1.9%, with total sales up 4.6% to $2.2 billion with an average margin of 31.8%. Same-store sales thus far in the first quarter are trending at the upper end of our annual guidance.

In the prepared food and fountain category, total sales were up 3.4% to $241 million for the quarter. The combination of weather and the reduction of 24-hour and pizza delivery locations negatively impacted same-store sales, resulting in same-store sales being down 1.3% for the fourth quarter. For the year, same-store sales were up 1.7%, with an average margin of 61%. Recently we have made some adjustments to our promotional and pricing strategies in order to increase value opportunities for our customers and remain competitive in our market area. We are encouraged by the results of these initiatives and will continue to look for additional opportunities throughout the year.

The average margin for the fourth quarter was 59.7%, down 200 basis points from a year ago, primarily due to an increase in sales, input costs, and promotional activity. To manage input costs, the average cost of cheese is locked in at both of our distribution centers through December 2018 at approximately $1.87 per pound. We have also recently made some strategic pricing adjustments of select items. Same-store sales thus far in the first quarter are trending to the lower end of our annual guidance.

Operating expenses for the fiscal year were up 9.4%. For the quarter, operating expenses increased by 7.9% to $316 million, reflecting the positive actions of cost control initiatives implemented during the year. The fourth-quarter operating expenses were impacted by the following items: a $4.5 million increase in health insurance, primarily due to an increase in the number and severity of claims; credit card fees and fuel expense increase of $4.4 million, primarily due to the rising fuel prices; $1.6 million in consulting fees related to the execution of the value creation plan; and $1.2 million increase in snow removal costs due to the unusual weather.

Excluding these items, operating expenses were up 4.7%, primarily due to operating more stores this quarter compared to the same period a year ago. We took steps to control the increase of labor expense in stores and, as a result, same-store wages were up 0.3%. Operating expenses will continue to be an area of focus in fiscal 2019.

I will now turn the call over to Bill to discuss the financial statements.

Bill Walljasper: Thanks, Terry. On the income statement, total revenue in the quarter was up over 13% to $2.1 billion, primarily due to a 12% increase in the retail price of fuel from the fourth quarter last year, increased sales gains mentioned previously, and an increase in the number of stores in operation this quarter compared to the same period a year ago.

Depreciation was up 10.5%, which was below our annual guidance, primarily due to a decrease in accelerated depreciation from replacement store activity. For the year, total revenue was up 11.8%. The effective tax rate in the quarter was down significantly due to the continued impact of the adoption of new tax reform changes. Under the new tax reform legislation, we expect our new effective tax rate to be around 24% to 25% in fiscal 2019.

Our balance sheet continues to be strong. At April 30, cash and cash equivalents were $53.7 million. Long-term debt, net of current maturities, was $1.3 billion. Our debt to EBITDA ratio was at 2.8 times, which allows the Company's significant balance sheet capacity grow the business. For the fiscal year, we generated $418 million in cash flow from operations, and capital expenditures were $615 million compared to $459 million a year ago in the same period. Capital expenditures were up primarily due to an increase in new store construction and acquisition activity. We will discuss our plans for fiscal 2019 capital allocation later in this discussion.

I'd now like to turn the call back over to Terry to update you on our value creation plan and fiscal 2019 outlook.

Terry Handley: Thank you, Bill. This fiscal year, we opened 85 new store constructions, acquired 26 stores, completed 30 replacement stores, and completed 74 major remodels. Our store count at the end of this quarter was 2,073.

In terms of the store pipeline, we have 31 new stores under construction and currently have 11 additional stores under agreement to purchase, which positions us well to achieve our fiscal 2019 goal for unit growth. Since our last update, we are encouraged by the significant increase in the amount of conversations we are having with people who are looking to sell their business.

I would now like to discuss our outlook for fiscal 2019. We expect to achieve the following this fiscal year. Increased same-store fuel gallons sold 1.5% to 3%, inclusive of a 60 basis point headwind from the reduction of 24-hour locations, with an average fuel margin of $0.185 to $0.205 per gallon.

Increased same-store grocery and other merchandise sales 1.5% to 3%, inclusive of a 60 basis point headwind from the reduction of 24-hour locations, with an average margin of 31.5% to 32.5%. Increased same-store prepared food and fountain sales 1.5% to 3.5%, inclusive of a 70 basis point headwind from the reduction of 24-hour and pizza delivery locations, with an average margin of 60% to 62%.

Build 60 stores, acquire at least 20 stores, maintain operating expense at an increase between 8.5% and 10.5%, including expenses related to our value creation plan. And we expect depreciation to increase between 14% and 16%. As highlighted in our value creation plan, over the course of the last 10 years we have refurbished over 65% of the store base. With this in mind, we plan to replace only 10 stores and remodel five this fiscal year. Combined with our store opening plans, this points to a significant reduction in capital expenditures for the year.

We have a strong track record of growing the business while also returning value to shareholders through dividends. At its June Board meeting, the Board declared a quarterly dividend of $0.29 per share, which is nearly a 12% increase from the year-end dividend amount in fiscal 2018. The dividend has increased approximately 61% in the last five years.

In our last earnings call, we outlined the components of a multi-year, long-term value creation plan comprised of several key programs and drivers, including enhanced store performance through a new fleet card program, price optimization, and digital engagement programs, as well as a continued focus on controlling operating expenses and capital reallocation. We are confident these key initiatives will drive accelerated sales and profitable growth, and, most importantly, increase shareholder return.

Now, let me walk through a little more detail on the progress towards the implementation of these programs. Starting with the enhanced store performance: within this portion of the plan, there are three distinct but related growth opportunities that I will discuss in order of their implementation. They are fleet card, price optimization, and a new digital engagement program.

Our new fleet card program is a more aggressive approach than we have taken in the past to address this important customer category. It is right on schedule, as outlined in our last call. Since that time, we have completed an RFP and have selected FLEETCOR as our partner. Next week, we will onboard a new fleet card manager and begin implementing the new program in Q2 of fiscal 2019. We expect to begin seeing benefits from this program by the start of Q3 fiscal 2019, resulting in an incremental lift in fuel volume and in-store sales driven by increased traffic.

The next initiative I would like to update you on is price optimization. Price optimization will allow us to leverage the sales data generated by our broad network of stores combined with market data such as OPIS information to make centralized, rules-based pricing decisions at the pump and in the store, which will improve sales and margins in every category throughout the entire network.

Since our last call, we have completed the RFP and identified the platforms for both fuel and inside our stores. We will begin testing in Q2 of fiscal 2019 with a planned rollout of fuel optimization and select key items inside our store in our third quarter. In the first quarter of fiscal 2020, we will expand the program to all remaining categories.

We're excited about the opportunity we believe this program will bring to the Company, as it represents a fundamental shift in our marketing process for both fuel and in-store purchases due to the increased visibility into our pricing and promotion strategy.

We continued to progress our digital engagement program over the last quarter and reached several key milestones. We completed the onboarding of a new Chief Marketing Officer who will lead the implementation process. He brings tremendous experience in digital and brand development to our organization. With his leadership, we are working on accelerating our timetable with a goal to begin piloting certain parts of this program, including loyalty, in the fourth quarter of fiscal 2019.

We have also completed the startup and design phase of our digital transformation. These would include the vendor review and selection of the technology stack. Our program will include a new e-commerce platform, new marketing automation tools, and a customer loyalty program, among other capabilities.

Upon integration of the digital engagement program, we intend to create a seamless customer experience, both online and in-store, that offers new digital product categories and facilitates personalized marketing and rewards. This will involve an enhanced website, a redesigned mobile app, a loyalty program, in-store technology, and enhanced enterprise infrastructure.

This digital platform will allow us to gain a deep understanding of our customers, and better serve them by providing the seamless convenience they value, and target effective promotions that drive additional customer visits. We expect to realize significant benefits from this program, including same-store sales growth, starting next fiscal year.

In addition to these initiatives to enhance store performance, we remain focused on implementing ongoing cost reduction measures and managing operating expenses. As we indicated in our last call and in the press release, beginning in the fourth quarter of fiscal 2018, we made the strategic decision to reduce the number of 24-hour stores and pizza delivery stores.

This decision came after an extensive hour-by-hour profitability analysis in an effort to determine the optimal hours of operation and delivery offering. Even though we did experience an adverse impact on same-store sales from these changes, we achieved a significant and measurable reduction in store-level operating expenses. The net result of this decision was an improvement in net income of approximately $1.5 million in the quarter.

We continue to review other opportunities to further reduce expenses. Since the last call, we have implemented a new fleet management system that will improve distribution efficiency and reduce costs. In anticipation of the increased sales volume generated by the value creation plan and new stores, we are currently in the middle of an evaluation of our distribution system to identify long-term optimization opportunities with a focus on cost and efficiency. This will be completed in the next several months.

Another element of our value creation plan is a disciplined approach to capital allocation, and increasing shareholder value through dividends and share repurchases. Our capital allocation strategy will continue to prioritize investments with attractive return profiles such as our value creation programs, as well as disciplined store growth through new store construction and strategic acquisition opportunities.

At this time, I would like to share with you our fiscal 2019 capital expenditure budget. New store construction and acquisitions, $256 million. Land for future construction, $62 million. Replacement stores, $33 million. Major remodels, $4 million. Transportation, $12 million. General maintenance, $50 million. Information technology, $49 million. Included in the information technology budget is approximately $23 million for digital engagement, for a total capital expenditure budget of $466 million compared to $615 million in fiscal 2018.

Since our last update, we have completed the remaining $107 million under the Company's original $300 million share repurchase program. With this completion, we will begin to execute on the next $300 million share repurchase which the Board authorized last quarter. We believe the share repurchase program is an important lever in delivering value to shareholders; and this, along with our prudent capital allocation, will significantly drive earnings per share and return on invested capital.

The final area of the value creation plan is our strategic Board and governance initiatives. This is an important topic for all public companies, including Casey's, and one where we have engaged shareholders over time, especially subsequent to our last annual meeting. We outlined our new Board members and key changes to corporate governance during our last call. However, since that time, I wanted to update you on an additional aspect to corporate governance.

During our fourth quarter, the Governor of Iowa signed into law a bill that will allow boards of Iowa companies, including Casey's, to declassify. We were supportive of this change, and based on the structure of the new law, we will have a declassified Board by our annual meeting in 2020. We will continue to engage our shareholders and strive to evolve our governance structures to meet current best practices. This work is critical to our success.

In closing, as the retail landscape continues to evolve, we have taken significant steps to transform Casey's to enhance store performance and deliver long-term, profitable growth. Moving forward, we believe Casey's has the right team in place and the correct strategy to successfully execute on our next chapter, and drive significant, long-term shareholder value.

We will now take your questions.

QUESTIONS AND ANSWERS

Operator: (Operator Instructions)

Chris Mandeville, Jefferies.

Chris Mandeville: Bill, could you just start off with the cadence in the quarter on grocery and prep food comps? Just as we try and think about the weather impact and your planned initiative reductions, are you able to isolate those impacts on the comps?

Bill Walljasper: We actually did quite a bit of work on the weather impact, Chris, over the course of this last quarter. And depending on the category you're looking at, it would range approximately from -- anywhere from 1% to 3% impact.

When you look at the respective months within the quarter, obviously April is probably the one that most people will probably gravitate to, just because that was a pretty wide spread weather pattern that hit, quite frankly, the upper part of our territory. We had record colds in the month of April, as well is record snowfalls in the month. I'm not sure I remember, Chris, a time in Iowa where we had blizzard warnings, tornado warnings, and thunderstorm warnings all in the same day.

But at any rate, that was a certain impact there. For instance, inside the store, Chris, however, that's probably the biggest impact when you look at that range of 1% to 3%; fuel, a little bit less of an impact. Packaged beverages and beer would probably be two of the items that would be the most dramatically impacted.

In contrast to that, obviously, May started off with some very favorable weather and so we are being now double-digit increases in packaged beverages or high-single-digit in beer as well. So definitely a reversal. Kind of give you a perspective on the customer count, we saw approximately a 400 to 500 basis point turnaround from April to May in same-store customer traffic.

Now, February was the other month that was equally impactful for us. Not so much regarding the weather this particular February; it was the weather that we had February a year ago, where we had a multiple day -- many, many days of 70-degree weather in February, which is a little bit unusual. And so customer traffic, when you look at February and April, both of those were down anywhere from 3% to 4%.

Chris Mandeville: Turning to the guidance here on the OpEx growth range of 8.5% to 10.5%. Can you help us understand why that is the right range? As you finish Q4 at the very low end of that range, and you managed to open up over 50 stores, all while now you're reducing 24-hour formats and some delivery. So I guess I'm just trying to generally understand why shouldn't the range maybe be a little bit lower? Are you thinking about some conservatism in that number?

Bill Walljasper: A couple things to think about right there, Chris. First of all, you touched on one of those. We did open in excess of 50 stores in the fourth quarter. Many of those were late in the fourth quarter. So the operating expenses associated with bringing on those stores really were not embedded into the Q4 results, so you'll start to see that here moving forward into this fiscal year.

Secondly, you probably noted that that 8.5% to 10.5% range includes the expenses related to the value creation plan. Right now we're tracking about a full 1% impact right now, we anticipate. So in actuality, when you pull out the value creation plan, it is trending closer to the area that we finished in the fourth quarter.

Chris Mandeville: And did you mention actually what the non-changed stores' OpEx growth rate was in Q4?

Bill Walljasper: So when you look at what Terry outlined in his narrative regarding operating expense, obviously we had some unusual activity. Normally we don't see a $1.2 million increase in snow removal, and really all of that came in the month of February. You start looking to normalize that in relationship to the rising retail fuel prices and credit card fees, and even the high-dollar claims that we incurred for the health insurance, that's getting down to about 1.7% to 2% on a same-store or unchanged basis.

Chris Mandeville: Terry had mentioned, and it's also in the release, that you had better store-level profitability from the strategic reductions and prior initiatives. Can you just provide any additional quantitative color on just how much better things look these days? Maybe give us some context around what gross profit dollars to OpEx growth looked like for those types of stores that saw paring back of the initiatives, versus what was overly -- overall reported?

Bill Walljasper: Yes, I'll be happy to walk through some of the dynamics with respect to the changes we made in the 24-hour and pizza delivery. I think Terry mentioned what we rolled up to be the net benefit. When you factor all it in, it was roughly about $1.5 million in the quarter. So keep in mind, as we go forward, there is a headwind that's embedded into the guidance as well, and Terry mentioned that. Roughly 0.7% is going to be a headwind until we cycle over that in Q4 on the comps. That's part of the reason the guidance kind of slid back a little bit from where we were.

But when you look at from an operating expense benefit, you're looking roughly somewhere around $3.5 million to $4 million decrease related to the changes that we made in the fourth quarter. Obviously that's going to be a benefit for us moving forward, at least through the first three quarters. And then obviously the net benefit was roughly $1.5 million.

Operator: Ryan Gilligan, Barclays.

Ryan Gilligan: Following up on the changes made to the 24-hour and pizza delivery: how many stores did you pull off this quarter, and do you expect to make any further changes this year?

Bill Walljasper: We will continue to evaluate this on an ongoing basis. Right now we don't necessarily have any plans for the upcoming quarters. As of the end of the fiscal year, we had about 663 24-hour locations, roughly about 680 pizza delivery locations. And I'll throw the major remodel in there as well, but that was roughly at about 538 major remodels.

As far as changes we made to 24-hour stores, roughly 400 of those were made in Q4. And with respect to pizza delivery, we made changes in about 100 to 110 locations. Not necessarily pulling back completely in pizza delivery, but maybe moving stores that were -- used to be seven days a week down to four days a week. But they are still actually delivering, technically, pizza.

So we're still trying to find that optimal -- not only optimal hours. but the optimal days of delivery. And we will continue to refine that and report on that every quarter as we move forward.

Ryan Gilligan: And so you called out some adjustments to promotion and pricing strategy within prepared food. Can you talk a little bit more about that? And then also is that contributing to the comp acceleration in the first quarter so far? Or is that just all weather?

Bill Walljasper: No, I think both would be inclusive as a reason that we're seeing some acceleration so far in the first quarter. One of the things I would point to would be a promotion that we ran in the month of May, something that we haven't done quite this deep before, but it was two medium pizzas for $6.99 each. We were very pleased and encouraged by the unit movement. We were in the high-single-digit movement with respect to whole pies during that period of time. And so that's some of the promotion that we're talking about.

Ryan Gilligan: On gas margins, it sounds like they've improved so far in the quarter to date, but directionally can you help us understand why gas margins should step up this year, especially as RINs become what seems like less of a contributor going forward?

Bill Walljasper: First of all, price optimization would be one of those. We were looking at our fuel pricing strategy maybe a little differently than we have in the past. And we believe there's opportunity to gain some margin as we start rolling that out.

A couple other things that we haven't talked about in the past, I think it would be important to articulate outside of not just the fleet card program and price optimization, but also over the next probably several months, we will convert about 500 locations to biodiesel, which has a higher fuel margin and also has tax credits associated with that. Again, both helping the fuel margin.

Also, we continue to refine our product optimization. And here again over the next several months, we'll be converting about another 350 stores to either premium or diesel, adding those products. Both of those products have a higher margin than our margin that we report, and will contribute to the fuel margin, we believe, going forward. So I think we have a lot of things going on that will certainly promote a nice margin for the year.

Operator: Paul Trussell, Deutsche Bank.

Unidentified Participant: This is [Kristina Katai] on for Paul. I just had a question regarding your full-year comp guidance. And I know that you've touched on this a little bit, but just at the midpoint for both grocery and prepared foods, it points to an acceleration from 2018. And you mentioned that prepared -- in your prepared remarks that grocery is running at the high end of annual guidance, but the prepared foods is at the low end. So I was just wondering, like what gives you the confidence that you can deliver against your guidance?

Bill Walljasper: There's several things to think about in that regard. First of all, I'll talk about the expected cadence in our same-store sales throughout the year; not only in grocery and general merchandise, but also in prepared foods as well. We do expect an acceleration of the cadence in the back half of the year as we bring on the fleet card program. Obviously that's intended to drive fuel gallons. But also we will -- we believe we're going to gain an incremental customer that will also drive inside sales as well. And so that's one of the first things in that regard.

Secondly, we do have a planned price increase starting in July with respect to some donuts. We found ourselves out of the market with respect to pricing, or under the market, I should say. And so we are making that strategic adjustment starting in July, which will also help lift the prepared food comp.

Operator: Ben Bienvenu, Stephens.

Ben Bienvenu: You talked about price optimization benefiting your overall fuel margin guidance for this year. To what extent are those changes reflected in your comp gallon guidance? And do you foresee any impact as a result of tinkering with pricing around the chain? Just help us conceptualize the changes that you intend to make on that front.

Bill Walljasper: Yes, with price optimization, as Terry indicated, we have selected the platforms for not only the fuel optimization but also inside optimization. And so over the course of the next 30 days, we should have those wrapped up and moving forward with the testing in that regard. So with price optimization, obviously we believe there is going to be a margin enhancement because we think that there are many opportunities in our market area that we have the ability to drive margin.

So as we look at that, we do have some of that opportunity embedded into the guidance. And as we get further down that path and get more details with respect -- and more results with respect to how that's going, hopefully there's an opportunity to make an adjustment in that guidance.

Ben Bienvenu: And do you anticipate that making those changes in the pricing will have any implications for the gallons that you sell at your stores?

Bill Walljasper: It could, in some cases. In some cases, there may be a situation to optimize gross profit dollars where we might be more competitive on the retail price. In other cases, it's probably just the opposite. At the end of the day, we're trying to drive, ultimately, that gross profit dollar. If there's any significant change in that regard, Ben, certainly that's something we anticipate reporting as well on the next update.

Ben Bienvenu: I think Terry made some commentary around you're encouraged by the level of conversations or interest you're getting from potential sellers of their business. Could you just add a little bit more color around those conversations? Big or small chains that you're seeing? And then also to what extent is pricing in the right neighborhood? Are expectations becoming more reasonable as time moves forward?

Bill Walljasper: You might recall, Ben, in the last of earnings call, we talked about the M&A environment. And it felt like after the Tax Reform Act went into play at the beginning of the calendar year, there seemed to be a little bit of a pause in some of the conversations we were having. I think people were just taking a step back to understand what that may or may not mean for them. So now we have a little bit of distance behind us from that; and so, consequently, we definitely are seeing more and more operators willing to have a discussion with us about the opportunity to sell their business.

Now, having said that, as you know, we are dominated by smaller operators in our area. Roughly two-thirds of the operators in our market area are operators of 10 stores or less. So just by that nature, we will have a lot of those opportunities. And certainly we see those opportunities continuing in this year. But also there's a wide variety of, I would say, midsized chains as well. And so we definitely are excited about having the conversations.

That doesn't mean necessarily that they'll all come to fruition. We're just going to continue to be prudent with our evaluation; certainly not going to overpay just to let somebody know we added stores. And so we will be very cognizant of the multiples and expectations moving forward. Kind of a wait-and-see in that regard; but again, we're just highly encouraged by what we're seeing so far.

Ben Bienvenu: I think you had spoken in the past around potentially thinking about partnering with third-party distributors to handle some of your merchandise. Have you done any further testing there? Or has your thoughts around that opportunity evolved over the course of the last several months at all?

Bill Walljasper: As Terry mentioned, we should have that final analysis shored up here in the next several months. We are currently reviewing all aspects of distribution to see what's the most efficient for us as we grow our business. Looking at a wide variety of things, Ben. Looking at obviously multiple week -- multi-week deliveries in order to better serve our stores and customers, to bring in different products that might be a little fresher. Looking at the diversity of our geography as we move outwardly, and how we best to serve those customers and stores as well. So, we will definitely have an updated report at the September meeting regarding the direction and the outcome of that result.

Operator: Irene Nattel, RBC Capital Markets.

Irene Nattel: Back to your commentary around the success of the pie promotion in May. How does that -- or does that change how you think about the need for deeper discounts in possibly both the packaged food, but also the prepared food, to really drive interest, given the economic reality in the Midwest?

Bill Walljasper: It certainly has made us to reevaluate some of our pricing and promotional activity with respect to the competitive landscape that we have. And I know you've been all these calls, and so you hear us talk about the competitive landscape changes and environment over the last 12 to 18 months.

So certainly, especially in our market area where the farm income continues to be down and we have a suppressed discretionary income perspective, it appears that a more value-created proposition is resonating with our consumers. So we will continue to move forward with that, not only offering promotion and pricing like that; but also making sure that we do have value propositions at all dayparts of our business.

Irene Nattel: And when you did run that pie promotion, it was just straight pies? And have you tried started doing some kind of value bundling maybe to even further help drive the ticket and the value proposition?

Bill Walljasper: Absolutely. When we talk about the value propositions at each daypart, these typically are a combination of not just pricing on a product, but a bundling value proposition as well. So we continue to tinker with that. Obviously our new Chief Marketing Officer has come onboard that has a tremendous background in this area; has been a great resource for us, and will continue to drive that category.

Irene Nattel: And so if we think about the range of guidance for the year, are you thinking about maybe higher traffic, lower average product price, but more -- maybe a slightly higher basket ring because of the bundling? How do you think about what determines the lower end versus the higher end of guidance?

Bill Walljasper: Yes, I think the inverse of what you just indicated is really more the expectation, more of a higher basket ring and maybe a little bit lower traffic. The traffic piece is one that can be a little bit harder to predict as the competitive landscape maybe evolves, or weather patterns may hit that may affect a short-term result.

But obviously we had taken a price increase -- or will be taking a price increase in July. We also, by the way, took a series of price increases starting in May as well, and so that will continue to benefit us going forward as well. And so we anticipate it be more of a basket ring, but yes, the opportunity there to increase the traffic, I believe, is where the opportunity lies to get to that higher end or above.

Irene Nattel: And can you give us some idea of what the price increase was in May, and what it will be in July, and what that works out to on the total average?
Bill Walljasper: When you look at the May price increases, these were done on products that we believe would be less sensitive and have lower elasticity opportunities with our consumer: things like pizza slices, for instance, sub sandwiches, and a variety of our hot sandwiches. So when you look at the May price increase, when you roll that up, will roughly be somewhere around 1%, maybe slightly higher than 1% on the comp. And then the May will be roughly about another 0.5%. In July -- that was strictly a donut pricing increase.

Irene Nattel: Can you disclose to us who you've chosen as the platforms for the price optimization for gas and inside store?

Bill Walljasper: I won't be able to do that at this point yet. We are still working through all of that and finalizing and selecting that. But we anticipate to have that wrapped up in the next 30 days.

Operator: Chuck Cerankosky, Northcoast Research

Chuck Cerankosky: When we look at the store optimization in terms of hours and pizza delivery, is it proper to consider that you don't go from 24 hours back to 12; that some will still have extended, or be 24 hours on certain parts of the week? And same with the pizza delivery stores -- you're picking the number of days that you do it?

Bill Walljasper: Yes, that's absolutely correct. And when we went through this analysis, Chuck, it was really an hour-by-hour profitability analysis. And so, each store will be a little bit different. Some stores, we pulled completely back from 24 hours and with that to be that -- basically would be that midnight to 5 AM time period. Some we just carved back three hours. It really depended on a store-by-store basis. Same holds true with delivery on a day-to-day basis, looking at that profitability, moving back from seven days a week to four or five days a week, and maybe shifted the days around. So yes, that's exactly right.

Chuck Cerankosky: And is there a bit of a learning curve on what it does to the gross margin, especially around shrink or I think Terry called it stales.

Bill Walljasper: With respect to stales, just to clarify maybe what stales are, is a wide variety of things, kind of an all-encompassing term. It could be one of multiple things. It could be products that are on a warmer that have staled out on the time, because our warmers really are intended to only have products in there for roughly an hour. If they go by, that we throw those products away. It could be just maybe a recipe issue, maybe recipe management. Maybe we were putting a little too much cheese or product on it, outside the prescribed recipe. And it could be just theft, as well, so that would encompass stales.

In this case, it's really more of the first one than anything. So that 200 basis point margin impact, roughly half of that was due to stales. And we just need to continue to refine our production planner, which we are doing, to be a little bit more agile when it comes to these weather patterns so we're not throwing product away.

The rest of it -- I mean the rest of the 100 basis point remaining on that margin impact, roughly about 60 basis points to 70 basis points was due to promotional activity. Early in the quarter, we were giving some dessert items like brownie bites away with the pizzas that were impacting the margin. Also with that promotion that we ran in May, we autoshipped in April a number of medium pizza boxes that ran through the cost as well, that got embedded into the fourth quarter.

Chuck Cerankosky: So the stales wasn't tied to changing deliveries and hours?

Bill Walljasper: No, not at all in that regard.

Chuck Cerankosky: Anything to update us on regarding supermarket relationships, or any change in what you're doing with Hy-Vee?

Bill Walljasper: Not at this point. We continue to have the fuel saver program with Hy-Vee. We think, at least in our market here, that differentiates us from a lot of the smaller operators that I referred to earlier. And so that's probably one of the aspects of why our same-store gallons probably are trending above US DOT miles driven, as well as our publicly traded peers.

Operator: Kelly Bania, BMO Capital Markets.

David Lantz: This is David Lantz on for Kelly Bania. You guys gave some helpful commentary on the OpEx guidance range for this year, but was also wondering if you could give some color on the progress you expect to make against the $200 million cost savings target for fiscal 2019, and possibly how much of that will be reinvested?

Bill Walljasper: So the $200 million – just as a reminder, that's a cumulative effect over the next three to four years. And so when we look at that, some of the aspects that we have just made are going to go towards that. And we'll continue to obviously report on that. Obviously the 24-hour reduction decision and the pizza delivery reduction decision is part of that. We just rolled out a new transportation management initiative called telematics in our fleet, which will help on that -- in that regard. Changed our cigarette stamping process as well; that will help, indeed.

So probably the bigger aspect that we continue to monitor is the hours. As Terry mentioned, when we look at -- on a same-store hour basis, basically we were flat, just up slightly on that. Obviously that's a credit to the work that's been done on the hours. There's a lot more work to be had there, and we will continue to monitor on that and continue to work towards that.

But then, again, we're going to be probably reinvesting the majority of that into standing up these new platforms. And as Terry alluded to, we are working to accelerate the digital in an effort to start piloting a number of those programs in the fourth quarter of this year.

David Lantz: How are you thinking about new store constructions over the next couple years? Is there any chance that that gets pulled back further in fiscal 2020 or fiscal 2021?

Bill Walljasper: Well, that will be evaluated on a year-by-year basis. A lot of things could affect that. Obviously one of the commentaries that we just made is we're certainly having more and more conversations with potential sellers of their business. To the extent that that accelerates, we'll have to evaluate how new store construction moves going forward.

And also obviously we're trying to prioritize our capital and put it to areas that we believe are the quickest returning and highest returning items. And certainly this value creation plan is at the top of the list. So, we definitely could see an acceleration in unit growth. But I think again it's going to be dependent upon a number of things as they transpire over the course of this year.

Operator: Damian Witkowski, Gabelli & Company.

Damian Witkowski: Can you talk about your consumer? I know you have touched on the tough environment, but if I just look at your same-store sales, and you have fuel increasing; so it sounds like they're still driving even as prices rise. But they have less money, and I guess they are coming into the store less often. But just a general summary of your core consumer, and what they are feeling as gas prices continue to rise, and I guess farmer income continues to be depressed.

Bill Walljasper: Yes, and you're right on point, Damian. The farm income continues to be suppressed in our area. One of the things regarding fuel, there's a little bit different dynamic in our area -- marketing territory -- perhaps than other parts of the United States, in the fact that we really don't have alternatives for public transportation. People continue to need to drive to their work, continue to operate their farms. So in that regard, I think we might be a little bit of an anomaly relative to the rest of the country.

So having said that, definitely what when we see rising retail fuel prices, and they'll need to get a bit higher than where they are at now, we historically have seen a pullback in gallons per transaction. But one of the dynamics in relationship to our gallons in relationship to inside sales is there's still a significant spread between food away in food at home. And that does have an impact, especially in our prepared food category. And I think that's where you're seeing a little bit of that dynamic. And so people are still a little bit cautious in trying to come into -- maybe buy a whole pie.

So coming back to an earlier question, I think perhaps that's one of the things that is resonating with consumers is a more palatable pricing and promotion opportunity. And so that's what we are going to be striving for throughout the year.

Damian Witkowski: And then RINs were about $7 million contributor last year. I didn't see anything in the press release. How much were they this year?

Bill Walljasper: Yes, I'll give you that number; then I'll have a clarifying commentary. In Q4 we sold about 14.8 million RINs for a value of just under $8 million in the fourth quarter. But I will say this, that as I think we might have mentioned this in the last conference call, that we believe RINs are embedded in the cost of the product. And so when RINs move up and down there's adjusting movements in the wholesale cost. A perfect example of that, Damian – RINs currently are trading around $0.24, $0.25 currently. Fuel margins, anybody that follows OPIS, seems to be relatively strong.

Damian Witkowski: On the last call, you mentioned that you were looking at real estate options, and you might have an update post- the tax changes and things like that. Anything new on that front?

Bill Walljasper: Nothing new on that front, though, but we'll do this in conjunction with the distributions or third-party distribution update next quarter. We'll definitely update you on that. But yes, nothing new to report at this point.

Operator: Ryan Domyancic, William Blair.

Ryan Domyancic: On the average margin for 2019, it looked like for both grocery and prepared food, it's roughly in line with where you finished 2018 at. But there seems to be this kind of value theme into 2019, promotions and building the basket. So, is it just price increases that offsets that value side which kind of gets you to that same margin level if you have increased promotions throughout 2019 versus 2018?

Bill Walljasper: I just want to clarify your question, because we do anticipate an uptick in the margin potential for both prepared food and grocery/general merchandise from where we ended the fiscal 2018 year. That's caused by a couple things. One, price increases will be part of that on the prepared food side. But also price optimization, not only on the fuel side of the business, but also inside of the store, we believe we have an opportunity to drive some margin on certain key products.

Ryan Domyancic: I was talking about the midpoint. So then if you think about it, maybe the back half of the year we will start to see, especially 4Q, some of that higher margin due to price optimization?

Bill Walljasper: Yes. We certainly anticipate, as the price optimization rolls in, and as well as fleet card rolls in, we do anticipate an acceleration in comp and margin in the back half.

Ryan Domyancic: On new stores in new markets, any commentary about how those are performing or how customers are receiving the Casey's concept in some of the more Eastern states you are pushing into?

Bill Walljasper: Yes. I would say we are very pleased with the volumes that we're seeing in some of the more Easterly states that we are seeing. Generally speaking, when we penetrate a new state, it's just, quite frankly, right over the border of an existing state, so it's not necessarily huge geographically. So we do have some brand recognition to some degree. And so I think because of that, we are seeing some very nice fuel increases as well as grocery and general merchandise. Those are two items that you would expect in a convenience store.

Typically, when we go into a new market, they may not expect the quality of prepared foods, and so it does take a little bit longer to ramp up. But there have been some nice ramp-ups in some of the Easterly states. So we'll continue to look for opportunities to do some tuck-in construction and acquisitions in all of those markets.

Operator: Ben Brownlow, Raymond James.

Ben Brownlow: Bill, can you just give a little color around what you are seeing in cigarette and tobacco unit sales trends through the quarter?

Bill Walljasper: Yes. Q4 was a pretty soft cigarette environment for us, but we have seen a little acceleration here as we head into the first part of the quarter here, partly due because of the weather. But for pack to cartons, it's been relatively stable for probably the last 12 to 18 months, running about 75%-ish on pack versus carton.

Now, we haven't seen much of a change, either when it comes to savings or generic our value brands, however you want to characterize that. It continues to be roughly the same. We did have a little bit of a margin uptick in cigarettes in Q4, which is helping lift the margin slightly in Q4 relative to the same period a year ago. Hopefully that's helpful.

Ben Brownlow: And on the tax benefit for the April quarter, was that just an overflow from the tax cut? Or any color there?

Bill Walljasper: Yes, it's just a further refinement as we look at that tax reform and how it plays out.

Operator: Bonnie Herzog, Wells Fargo.

Bonnie Herzog: About your fuel margin guidance. I'm trying to understand why you're guiding the range to return to normal in your FY19. I'm just thinking about the headwinds. And don't you expect a lot of that to continue, especially what you just discussed about RINs? Won't that be more of a drag going forward?

Bill Walljasper: I think RINs tends to be somewhat of a misunderstood anomaly in the market. Some of our highest fuel margin quarters, we had some of the lowest RIN contribution. And so we do believe there is an offset in the wholesale. As RINs come down, there will be a corresponding offset the wholesale. And so, don't necessarily view RINs coming down as necessarily a headwind as we move forward.

Now, I would say with respect to our optimism regarding the fuel margin, we talked about several things that we believe are going to be contributing factors in the fuel margin, especially as we head into the back half of the fiscal year. We touched on price optimization as we move forward with that.

We'll actually be adding several pricing analysts here in the month of July to assist in that area, as well, and move forward with a different dynamic, more centralized pricing environment to optimize fuel. We believe there's some margin opportunity there. Just to reiterate, also by the end of July, we plan on converting roughly 500 stores to biodiesel, which has a higher margin and also has some tax credit benefit opportunities, as well, going to the margin.

And then lastly, just looking to continue to refine our product optimization. We've done some of this in the past, but we are moving forward and we'll be doing roughly about 350 changes to stores, either adding premium or diesel here by the end of July as well. Again, both of those products have a higher margin than the margins that we report. I think all of those things will help to contribute and lift the fuel margin as we move forward.

Bonnie Herzog: But just to clarify, the wholesale cost environment is still an issue and will be pressured, at least near term, from what you can see?

Bill Walljasper: Obviously it's hard for anybody to predict where wholesale cost movements will go in the future. But what we have seen obviously -- in the last quarter we saw wholesale costs rise, putting pressure on the margin. That kind of trickled in to the first part of May, and certainly has leveled off and moving back down in the end of May and here in June.

Bonnie Herzog: And then I just wanted to verify something on the pizza delivery, and thinking about the negative impact that you guys called out in terms of weather. But I guess I thought also when you have periods of poor weather, I thought it could actually be a benefit, as consumers might want to have their pizza delivered and not venture outside. But you didn't necessarily see that?

Bill Walljasper: Yes; didn't really say anything materially to call out.

Bonnie Herzog: And, on the price increases and the initiatives that you had. And I'm just thinking about the broader environment as it relates to the C-store industry and the competitive pressures. I just want to get a sense from you how successful you guys think you will be in passing on price increases.

Bill Walljasper: So when we do a price increase, we specifically hone in on the elasticity of the product and monitor the unit movement of that product relative to prior times. And so if we do see some elasticity, we may have to make an adjustment. Thus far, at least -- and, granted, it's just a little over a month -- we haven't seen any elasticity in the pricing changes that we made starting in May.

Some of the products that we took in would be, at least from our perspective, less sensitive to the consumer, have lower price points. And so, that's one of the things that we continue to monitor. But you're correct; obviously we want to continue to combat that or maybe augment that with some value propositions that we talked about earlier.

Operator: Irene Nattel, RBC Capital Markets.

Irene Nattel: When you were talking about midsize chains, what is midsize to you?

Bill Walljasper: It's all relative, because a high population town for us might be different than what other people might think, so I get your point there. I would say, for us, a midsize chain would be anywhere from 50 stores to probably 200 stores.

Operator: And I'm currently seeing no further questions. I would like to turn the call back to Terry Handley, Chief Executive Officer, for any further remarks.

Terry Handley: I would like to thank everyone for joining us this morning, and close the call by reiterating our key initiatives to drive shareholder value. One, positioning Casey's for accelerated growth and improved profitability through our long-term value creation plan. Two, continuing our strong track record of delivering value to shareholders through our disciplined capital allocation strategy by prioritizing high-return growth and profitability initiatives. We strongly believe the combination of these actions will unlock significant value for shareholders.

This concludes our call for today. And we look forward to continuing a dialogue with our shareholders and updating you on our progress. Thank you.

Operator: Ladies and gentlemen, thank you for your participation in today's conference. This does conclude the program and you may all disconnect. Everyone have a great day.